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                                                                    EXHIBIT 12.1

                         METROMEDIA FIBER NETWORK, INC.
                   STATEMENT REGARDING COMPUTATION OF RATIOS
                                    (000'S)

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
                                                                                                  SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                        JUNE 30,
                                       -------------------------------------------------------  ---------------------
                                         1994       1995        1996        1997       1998       1998        1999
                                       ---------  ---------  ----------  ----------  ---------  ---------  ----------
Pre-tax profit (loss) from continuing
  operations.........................  $    (874) $  (4,319) $  (10,359) $  (26,259) $   4,388  $  (2,056) $  (12,278)
                                       ---------  ---------  ----------  ----------  ---------  ---------  ----------
Fixed charges:
Interest charges.....................          0        327       3,561         741      6,861         12      30,407
Rent expense.........................          0         49          53          89        319        134         664
                                       ---------  ---------  ----------  ----------  ---------  ---------  ----------
Total fixed charges..................          0        376       3,614         830      7,180        146      31,071
Earnings before income taxes and
  fixed charges......................  $    (874) $  (3,943) $   (6,745) $  (25,429) $  11,568  $  (1,910) $   18,793
                                       =========  =========  ==========  ==========  =========  =========  ==========
Ratio of earnings to fixed charges
  (n/a=negative).....................        n/a        n/a         n/a         n/a       1.61        n/a         n/a
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